Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
Meg Wade
(626)-535-5905

INDYMAC SIGNS LONG-TERM CONTRACT WITH HIGH-PERFORMING CEO, MICHAEL PERRY
New Contract Structured as Pay-for-Performance Arrangement
Pasadena, Calif. – (September 22, 2006) – IndyMac Bancorp, Inc. (NYSE: NDE) (“Indymac” or the “Company”), the holding company for IndyMac Bank® F.S.B. today announced that it has signed a five-year contract, including options for five additional years, with Michael W. Perry, Chairman and Chief Executive Officer of Indymac.
Track Record of Success under Perry
“Mike Perry has done a remarkable job leading Indymac for the past 14 years, and he is absolutely the right CEO to lead us into the future,” commented U.S. Senator John Seymour (ret.), Indymac Director and Chairman of the Management Development and Compensation Committee.
“When Mike joined the company in 1993, we had only four employees and almost no business, and we were marginally profitable. Today, Indymac has over 8,000 employees, is the 8th largest thrift and 9th largest mortgage lender in the nation and makes over $360 million in net income per year. Most importantly, during Mike’s tenure our shareholders have realized annualized total returns through August 2006 of 22 percent, as the Company’s market cap has grown from $75 million to $2.8 billion today. Of the 155 financial services companies with market caps of $100 million or less in 1993, there are only two today with larger market caps than Indymac. Mike has the complete confidence of Indymac’s Board of Directors and management team as well as the bank’s employees, regulators and the investment community, and we could not be more pleased that we have secured his long-term commitment as our CEO.”

As indicated below, Indymac has achieved substantial growth and financial success under Perry’s leadership since 1993: 1

			CAGR
(Dollars in millions, except	YTD		inception
per share data)	6/30/2006	12/31/1992	to date
Net revenues (annualized)	$1,363	$8	46%
Earnings (annualized)	$369	$5	38%
EPS (annualized)	$5.36	$0.21	27%
ROE	22%	4%	14%
Total assets	$23,756	$714	30%
Deposits	$9,352	$0	nm
Book value per share	$26.29	$8.58	9%
Market capitalization	$3,146	$75	32%
Loan production (annualized)	$81,862	$0	nm
Home Loan Market share	3.20%	0%	nm
Loan Servicing portfolio	$109,989	$0	nm
Comparative Annualized Returns:			12/92-8/06
Indymac			22%
Dow Jones Industrial Average			12%
S&P500			10%
“In addition to achieving stellar financial performance, Mike Perry conducts himself with the highest level of ethics, is highly organized and responsible with respect to corporate governance and always has the best interests of his employees in mind,” stated Seymour. ISS Corporate Services, Inc. evaluated Indymac on 63 attributes of corporate governance and then provided the Company with an overall Corporate Governance Quotient (CGQ) as of September 11, 2006. Based on this CGQ, Indymac outperformed 89.2% of companies in the S&P 400 Index and 98.4% of the banks within this index. In 2002, Perry surrendered 500,000 stock options, one-third of the options he was granted in his prior five-year contract, with no economic compensation, to ensure the availability of sufficient options to build a strong team and provide adequate compensation for them. Today, those options would have a value of $7.5 million. In addition, at his request, his new contract stipulates that 10 percent of his short-term cash incentive bonus will be directed to scholarships for the children of Indymac employees.

[1]	Mr. Perry started running Indymac on January 4, 1993.

Pay-for-Performance Contract
Perry’s new contract is structured largely as a pay-for-performance arrangement where incentive compensation is targeted as a percentage of net income and is earned based on Indymac achieving certain EPS growth targets.2 The table below shows Perry’s projected compensation (base salary, short-term and long-term incentives) under different scenarios for EPS growth over 2006.3

	Less than		17.0% or
% Increase in EPS	5.0%[4]	15.0%	greater[5]
Estimated 2007 Compensation (base salary, short-term and long-term incentives)	$1,250,000	$7,405,000	$8,943,000
Performance Based Compensation as a % of Estimated 2007 Total Compensation	0%	83%	86%
Estimated 5-year Compensation as a % of Total 5-year Shareholder Value Created[6]	NA	0.86%	<0.96%

As indicated, Perry’s compensation is expected to be heavily performance-based, and it is expected that compensation over the five-year period of the contract will be less than one percent of the total shareholder value created.
“At the end of the day, Indymac Bancorp – its customers, shareholders, management team and employees – is very fortunate to have Mike Perry as its CEO,” concluded Seymour. “While he may be one of the youngest CEOs of a major financial institution, he is one of the most experienced, having been at the helm of Indymac for almost 14 years. As such, we believe that, notwithstanding his past accomplishments, he is just hitting his stride as a CEO, and we are confident that with his new contract in place, Indymac will perform very well in pursuing its long-term goal of growing EPS by 15 percent or more annually.”
After signing the contract Perry commented, “I’m very pleased to have extended my commitment to Indymac and its customers, employees and shareholders. We have a phenomenal team in place, in my view one of the best in our business, and we have a solid business model and the right strategic plan. Even though the industry is now consolidating and transitioning to a new environment, I see great opportunities for Indymac, and I am convinced that the best years for our Company, by far, are yet to come.”

[2]	See Form 8-K filing of September 22, 2006 for the complete details of the compensation plan.

[3]	The table assumes Indymac earns $5.26 per share for 2006, which is the “base case” estimate Indymac has publicly communicated.

[4]	If year-over-year EPS growth falls below 5.0%, Perry’s compensation is limited to $1,250,000.

[5]	If year-over-year EPS growth reaches 17.0%, Perry’s incentive compensation reaches a cap.

[6]	Total 5-year shareholder value created assumes EPS growth as indicated in the table and a constant price/earnings multiple of 9.0, while maintaining current dividend policy.

About Indymac Bank
IndyMac Bancorp, Inc. (NYSE: NDE) (Indymac®) is the holding company for IndyMac Bank, F.S.B. (Indymac Bank®), the largest savings and loan in Los Angeles and the ninth largest mortgage originator in the nation. Indymac Bank, operating as a hybrid thrift/mortgage banker, provides cost-efficient financing for the acquisition, development, and improvement of single-family homes. Indymac also provides financing secured by single-family homes and other banking products to facilitate consumers’ personal financial goals.
With an increased focus on building customer relationships and a valuable consumer franchise, Indymac is committed to becoming a top six mortgage lender in the U.S. by 2010, while maintaining annualized earnings per share growth in excess of 15 percent. The company is dedicated to constantly raising expectations and conducting itself with the highest level of ethics.
For more information about Indymac and its affiliates, or to subscribe to the company’s Email Alert feature for notification of company news and events, please visit http://about.indymacbank.com/investors.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. The words “anticipate,” “believe,” “estimate,” “expect,” “project,” “plan,” “forecast,” “intend,” “goal,” “target,” and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, many of which cannot be predicted or quantified. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, the effect of economic and market conditions including industry volumes and margins; the level and volatility of interest rates; the Company’s hedging strategies, hedge effectiveness and asset and liability management; the accuracy of subjective estimates used in determining the fair value of financial assets of Indymac; the credit risks with respect to our loans and other financial assets; the actions undertaken by both current and potential new competitors; the availability of funds from Indymac’s lenders and from loan sales and securitizations, to fund mortgage loan originations and portfolio investments; the execution of Indymac’s growth plans and ability to gain market share in a significant market transition; the impact of disruptions triggered by natural disasters; pending or future legislation, regulations or litigation; and other risk factors described in the reports that Indymac files with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and its reports on Form 8-K.
While all of the above items are important, the highlighted items represent those that, in management’s view, merit increased focus given current conditions.
CONTACT: IndyMac Bancorp, Inc.
Meg Wade, 626/535-5905 meg.wade@indymacbank.com
# # #

4